Exhibit 4.1
DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock, $0.75 par value per share (our “Common Stock”), of Brunswick Corporation (the “Company”), and one series of debt securities, which are the Company’s two classes of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).

The following description of our Common Stock and debt securities and of certain provisions of Delaware law are summaries, do not purport to be complete, and are subject to and qualified in their entirety by reference to our amended and restated certificate of incorporation, as subsequently amended from time to time (our “Amended and Restated Certificate of Incorporation”) and our amended and restated by-laws, as subsequently amended from time to time (our “By-laws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit and are incorporated herein by reference. Please also refer to the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Under our Amended and Restated Certificate of Incorporation, the Company is currently authorized to issue up to 200,000,000 shares of our Common Stock and 12,500,000 shares of preferred stock, $0.75 par value per share (our “Preferred Stock”). On February 5, 1996, our board of directors designated 150,000 shares of our Preferred Stock as Series A Junior Participating Preferred Stock, but no shares of our Preferred Stock have been issued.

Description of Our Common Stock

Stock Exchange Listing
Our Common Stock is listed on the New York Stock Exchange and NYSE Texas, Inc. under the symbol “BC.”

Common Stock Characteristics

Dividend Rights. Subject to the dividend rights of the holders of any outstanding Preferred Stock, the holders of shares of our Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time declare.

Rights Upon Liquidation. Upon liquidation, dissolution, distribution of assets or winding up of the Company, the holders of shares of our Common Stock are entitled to share ratably in our remaining assets of whatever kind available for distribution to shareholders, after distribution in full of the preferential amounts, if any, to be distributed to the holders of any outstanding Preferred Stock.

Conversion and Preemptive Rights; Sinking Fund or Redemption Provisions. Holders of shares of our Common Stock have no conversion, preemptive, or similar rights. There are no sinking fund or redemption provisions applicable to our Common Stock.

Voting Rights. Each holder of our Common Stock is entitled to one vote for each share of Common Stock held by such stockholder on all matters voted upon by our stockholders. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Article Eleventh of our Amended and Restated Certificate of Incorporation (relating to our board of directors) may only be amended by the affirmative vote of holders of eighty percent (80%) of the outstanding shares of our Common Stock entitled to vote in the elections of our directors. Additionally, the articles of our Amended and Restated Certificate of Incorporation described below in the paragraphs “Elimination of Stockholder Action by Written Consent” and “Interested Party Transactions,” may only be modified by a vote of greater than a majority of our outstanding Common Stock. Our By-laws may be amended only by the affirmative vote of holders of two-thirds of the outstanding shares of our Common Stock entitled to vote in the elections of our directors.

Exhibit 4.1
Declassified Board. Pursuant to our Amended and Restated Certificate of Incorporation, the Company has a fully declassified board. At each annual meeting of the stockholders, directors are elected for a term expiring at the next annual meeting of the stockholders, with each director holding office until his or her successor is duly elected and qualified or until the earlier of such director’s resignation, removal or death.

Limitations on Rights of Holders of Our Common Stock: Blank Check Preferred Stock

The rights of holders of shares of our Common Stock may be materially limited or qualified by the rights of holders of shares of our Preferred Stock that we may issue in the future. Our Amended and Restated Certificate of Incorporation authorizes our board of directors, without further shareholder action, to provide for the issuance of up to 12,500,000 shares of Preferred Stock, in one or more series, and to fix the designations, relative rights, preferences and limitations, including the dividend rate, redemption and sinking fund provisions, and liquidation preferences, which rights and preferences may be greater than the rights of our Common Stock.

It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of our Common Stock until our board of directors determines the specific rights of the holders of such Preferred Stock. However, the particular terms of any series of our Preferred Stock that we offer may include: (i) the designation and liquidation preference per share of the Preferred Stock and the number of shares comprising such series; (ii) the dividend rate, the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate; (iii) any redemption or sinking fund provisions of the Preferred Stock; (iv) any conversion or exchange provisions of the Preferred Stock; (v) the voting rights, if any, of the Preferred Stock; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the Preferred Stock.

Anti-Takeover Provisions

Certain provisions in our Amended and Restated Certificate of Incorporation, our By-laws, and the DGCL may have the effect of delaying, deferring, or preventing a change of control of the Company or may operate only with respect to extraordinary corporate transactions involving the Company. For example, certain provisions may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

Section 203 of the DGCL. The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are listed on a national securities exchange, such as the New York Stock Exchange, from engaging, under certain circumstances, in a “business combination” (as defined therein), which includes, among other things, a merger or sale of more than ten percent (10%) of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock or an affiliate or associate of such person.

Advance Notice Requirement. Our By-laws set forth advance notice procedures with regard to shareholder nomination of persons for election to our board of directors, whether for inclusion in the Company’s proxy statement for the annual shareholder meeting or not, or other business to be considered at meetings of shareholders. The advance notice requirement does not give our board of directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.

Special Stockholder Meetings. Under our By-laws only the Chairman of the Board and the Secretary, at the written request of a majority of our directors, can call special meetings of the stockholders.

Elimination of Stockholder Action by Written Consent. Our Amended and Restated Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting. This provision may be amended only by the affirmative vote of the holders of eighty percent (80%) of the shares of our Common Stock entitled to vote in the elections of our directors.

Exhibit 4.1

Interested Party Transactions. Our Amended and Restated Certificate of Incorporation contains provisions requiring, with some exceptions, any merger, consolidation, disposition of assets, or similar business combination with a person who owns five percent (5%) or more of the outstanding shares of our Common Stock entitled to vote in elections of our directors to be approved by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our Common Stock entitled to vote in elections of directors which are not beneficially owned by such person. The Amended and Restated Certificate of Incorporation also requires, with some exceptions, that two independent experts conclude that the terms of any such merger, consolidation, disposition of assets or similar business combination are fair to unaffiliated stockholders and that the opinion of these experts be included in a proxy statement mailed to stockholders. Each of the foregoing provisions may be amended only by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our Common Stock entitled to vote in the elections of our directors, excluding any shares held by a person who owns five percent (5%) or more of the outstanding shares.

Blank Check Preferred Stock. Our Preferred Stock could be deemed to have an anti-takeover effect because the Company could issue shares of our Preferred Stock if facing a hostile takeover situation. The shares of our Preferred Stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

Description of Our Debt Securities
6.375% Senior Notes due 2049
The Company previously filed a registration statement on Form S-3 (Registration No. 333- 213509), filed with the SEC with an effective date of September 6, 2016 and covers the issuance of the Company’s 6.375% Senior Notes due 2049 (the “Notes”). The Notes are governed by a base indenture, dated October 3, 2018, between the Company and U.S. Bank National Association, as trustee (“Trustee”), as supplemented by the applicable supplemental indenture governing the Notes (as so supplemented, the “Indenture”). This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture and the Notes, including definitions of certain defined terms used in the Indenture and the Notes.

General

The Notes will mature on April 15, 2049 and bear interest at a rate of 6.375% per year.

The Notes are listed on the New York Stock Exchange under the symbol “BC-C”. We have no obligation to maintain such listings, and we may delist any series of the Notes at any time.

The Notes will be issued only in registered form and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

The Trustee will initially act as our paying agent for the Notes. The Notes will be payable at the corporate trust office of the Trustee, or an office or agency maintained by us for such purpose, in the continental United States. We will pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We may, without the consent of the holders of the Notes, issue an unlimited principal amount of Additional Notes. We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as one or more series of the Notes and will vote on all matters with the holders of such series of the Notes.

Interest

Exhibit 4.1
We pay interest on the Notes quarterly in arrears on January 15, April 15, July 15 and October 15. We will make each interest payment to the holders of record at the close of business on the immediately preceding January 1, April 1, July 1, and October 1.

Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date for the Notes falls on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day. If the maturity date of the Notes falls on a day that is not a business day, we will pay principal and accrued and unpaid interest on the Notes on the next business day. No interest on that payment will accrue from and after the maturity date.

Ranking

The Notes:

•	are unsecured unsubordinated obligations;
•	rank equally and ratably with all our existing and future unsecured unsubordinated indebtedness;
•	are senior to any future subordinated indebtedness of the Company;
•	are effectively subordinated to any secured indebtedness of the Company to the extent of the assets securing such indebtedness; and
•
are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables and any borrowings by a subsidiary under the Credit Facilities (as defined below).

Our subsidiaries are distinct legal entities that have no obligation to pay any amounts pursuant to, or to make funds available for our payment obligations in respect of, the Notes, whether by dividends, distributions, loans, or otherwise.

Although our obligations under the Credit Facilities (as defined and described in “Description of Other Indebtedness” section in the applicable prospectus supplement for each series of the Notes) currently are not guaranteed by any of our subsidiaries, if any of our subsidiaries guarantees specified indebtedness, certain of our domestic subsidiaries may be required to guarantee our obligations under the Term Loan Facilities. In addition, certain of our subsidiaries are permitted to borrow directly under the Revolving Facility. The obligations of any such subsidiary borrowing would be guaranteed by us, and any such subsidiary borrowing would be structurally senior to the Notes.

Optional Redemption

The Notes are not redeemable at our option prior to April 15, 2024. On or after April 15, 2024, we may, at our option, redeem the Notes, at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. If the optional redemption date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest will be paid on the redemption date to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption.

We will provide notice of any redemption in the manner provided in the Indenture at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. The notice of redemption to each holder will specify, among other items, the redemption price (or the method for determination thereof). Notice of any redemption of Notes in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a change of control) may, at our discretion, be given prior to the completion thereof, and any such redemption may, at our discretion, be subject to one or more conditions precedent, including, but not

Exhibit 4.1
limited to, completion of the related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. If any such condition precedent has not been satisfied, we will provide written notice to the Trustee prior to the close of business two business days prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded, and the redemption of the Notes shall not occur. Upon receipt, the Trustee shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

If fewer than all of the Notes are to be redeemed at any time, the particular Notes to be redeemed shall be selected by the Trustee, from the outstanding Notes not previously called for redemption, in accordance with the applicable rules and procedures of the depositary, in the case of global notes, or, otherwise, by such method as the Trustee shall deem fair and appropriate (subject in each case to any applicable stock exchange rules).

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note must state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Note will be issued (or transferred through a book-entry system) in the name of the holder thereof upon cancelation of the original Note. No Notes of $25.00 or less will be redeemed in part.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under “-Certain Covenants-Offer to Repurchase Notes Upon Change of Control Triggering Event”. We or our affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Certain Covenants

The Indenture contains covenants, certain of which are described below. Certain defined terms used in these covenants are set forth under “-Certain Definitions”.

Limitation on Liens

We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, or suffer to exist any Lien (other than Permitted Liens) upon any Principal Property or any shares of Capital Stock of any of our Restricted Subsidiaries, which Lien secures any Indebtedness, without making effective provisions whereby the Notes (together with, at our option, any other Indebtedness of ours or any of our Subsidiaries ranking equally in right of payment with the Notes) shall be secured by a Lien on such Principal Property or shares of Capital Stock, equally and ratably with (or prior to) such other Lien.

Any Lien created for the benefit of holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described above.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our Restricted Subsidiaries to, enter into a Sale and Leaseback Transaction, other than any such Sale and Leaseback Transaction (a) involving a lease for a term of not more than three years (or which may be terminated by us or the applicable Restricted Subsidiary within a period of not more than three years), (b) involving a lease executed by the time of, or within 270 days after the latest of, the acquisition, the completion of construction or improvement or the commencement of commercial operation of the applicable Principal Property or (c) between us and one of our Restricted Subsidiaries or between Restricted Subsidiaries,

Exhibit 4.1
unless either (i) we or such Restricted Subsidiary would be permitted, pursuant to the covenant described under “-Limitation on Liens”, to incur a Lien on the Principal Property subject to such Sale and Leaseback Transaction securing Indebtedness in an amount equal to the Attributable Debt of such Sale and Leaseback Transaction without equally and ratably securing the Notes, or (ii) we or a Restricted Subsidiary, within 270 days of entering into such Sale and Leaseback Transaction, apply an amount equal to the fair market value of the Principal Property leased pursuant to such Sale and Leaseback Transaction at the time of entering into such Sale and Leaseback Transaction, as determined in good faith by our board of directors (which determination shall be conclusive) to either (A) the retirement (other than any mandatory retirement) of Funded Debt, which Funded Debt, in the case of us, is not subordinate and junior in right of payment to the prior payment of the Notes, or (B) the purchase, construction, development, expansion or improvement of other comparable property.

Consolidation, Merger or Sale of Assets

We will not consolidate with or merge into any other Person or sell, transfer or lease our properties and assets substantially as an entirety to any Person, nor may any other Person consolidate with or merge into us unless (a) the Person, if other than us, formed by or resulting from any such consolidation or merger or the Person which shall have purchased or received the transfer of, or which leases, our properties and assets substantially as an entirety, shall be a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, or any state or territory thereof or the District of Columbia (and if such Person is not a corporation, a co-obligor of the Notes is a corporation organized and existing under such laws) and shall expressly assume, by a supplemental indenture, the payment of the principal of, premium, and interest, in each case if any, on all the Notes and the performance and observance of the covenants of the Indenture and (b) immediately thereafter no event of default and no event which after notice or lapse of time, or both, would become an event of default shall have happened and be continuing. Notwithstanding clause (b) of the immediately preceding sentence, the terms of the Indenture do not prohibit us from merging with any of our affiliates solely for the purpose of reincorporating ourselves in another jurisdiction to realize tax or other benefits.

In the case of any such consolidation, merger, sale or transfer, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, us under the Indenture and, subject to the terms of the Indenture, we will be released from the obligation to pay principal and interest on the Notes and all obligations under the Indenture; however, in the case of a lease of our properties and assets substantially as an entirety, the predecessor entity will not be released from its obligation to pay principal of and interest on the Notes.

Offer to Repurchase Notes Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the Notes as described under “-Optional Redemption” above, each holder of the Notes will have the right to require us to purchase all or a portion of such holder’s Notes pursuant to the Change of Control Offer at the Change of Control Purchase Price, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following any Change of Control Triggering Event, or at our option, prior to any Change of Control but after public announcement of the pending Change of Control, we will be required to give notice to each holder of the Notes, with a copy to the Trustee. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the Change of Control Payment Date. If the notice is given prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control occurring on or prior to the Change of Control Payment Date.

Holders of the Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to:

(i) surrender their Notes to the paying agent on the address specified in the notice, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed; or

Exhibit 4.1
(ii) transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all Notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

Our ability to repurchase Notes pursuant to the Change of Control Offer may be limited by a number of factors. Certain events that may constitute a change of control under our and our subsidiaries’ Indebtedness could cause a default under the agreements related to such Indebtedness but may not constitute a Change of Control Triggering Event under the Indenture. Our and our subsidiaries’ future Indebtedness may also contain prohibitions of certain events that would constitute a Change of Control Triggering Event or require such Indebtedness to be repurchased upon a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such Indebtedness, even if a Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. We may not have sufficient funds when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

The provisions under the Indenture relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of each series of the Notes.

Certain Definitions
Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all terms used herein for which no definition is provided.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction at any particular time, the lesser of: (a) the fair market value of the Principal Property subject to such lease and (b) the present value, discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities issued under the Indenture and then outstanding), compounded semi-annually, of the obligation of the lessee for rental payments, calculated in accordance with GAAP for capitalized leases, due during the remaining term of such lease. Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

Exhibit 4.1

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Change of Control” means the occurrence of any of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Brunswick or one of our subsidiaries;
(b)	we become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person”(as that term is used in Section 13(d)(3) of the Exchange Act), becomes the ultimate “beneficial owner”(as defined in Rule 13d-3 under the Exchange Act), of more than 50% of our outstanding Voting Stock;
(c)	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or
(d)	the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement of the Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change. Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Consolidated Current Liabilities” means the aggregate of the current liabilities of us and our Restricted Subsidiaries appearing on the most recent available consolidated balance sheet of us and our Restricted Subsidiaries, all in accordance with GAAP; provided, however, that in no event shall Consolidated Current Liabilities include (x) any obligation of us and our Restricted Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of us or any of our Restricted Subsidiaries for a term in excess of 12 months from the date of determination or (y) current maturities of long-term debt and obligations under capital leases.

“Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities. For purposes of calculating Consolidated Net Tangible Assets, investments, acquisitions, mergers, consolidations, dispositions, amalgamations and increases in ownership of Restricted Subsidiaries, and any

Exhibit 4.1
incurrence or discharge of liabilities, subsequent to the date of the most recent available consolidated balance sheet and on or prior to the date of determination, will be given pro forma effect as if they had occurred at the end of such fiscal quarter. For purposes of this definition, whenever pro forma effect is given to a transaction or other event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of us.

“Consolidated Tangible Assets” means the aggregate of all assets of us and our Restricted Subsidiaries (including the value of all existing Sale and Leaseback Transactions, and any assets resulting from the capitalization of other long-term lease obligations in accordance with GAAP) appearing on the most recent available consolidated balance sheet of us and our Restricted Subsidiaries at their net book values, after deducting related depreciation, amortization and other valuation reserves and excluding patent and trademark rights, goodwill, unamortized discounts and expenses and any other intangible items, all in accordance with GAAP.

“Customer Finance Program Obligations” means inventory repurchase and recourse obligations, including any obligation of us or any Restricted Subsidiary to repurchase products of us and our Restricted Subsidiaries or to purchase or repurchase receivables created in connection with the sale of products or related services of us and our Restricted Subsidiaries under any customer finance program, in each case incurred in the ordinary course of business.

“Funded Debt” of any Person means any Indebtedness created, issued, incurred, assumed or guaranteed by such Person, whether secured or unsecured, maturing more than one year after the date of determination thereof or which may by its terms be reborrowed, refunded, renewed or extended to a time more than 12 months after the date of determination thereof.

“Hedging Obligations” means:

(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(b)	other agreements or arrangements designed to manage interest rates or interest rate risk;
(c)	other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and
(d)	other agreements or arrangements designed to protect against fluctuations in equity prices.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;
(b)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)	Capitalized Lease Obligations and all Attributable Debt of such Person (whether or not such items would appear on the balance sheet of such Person);
(d)
the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination, as determined in good faith by the Company (which determination shall be conclusive), and (ii) the amount of such Indebtedness of such other Persons;

Exhibit 4.1

(e)
the principal component of Indebtedness of other Persons to the extent guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); provided, however, that Standard Securitization Undertakings shall not constitute a guarantee; and

(f)	to the extent not otherwise included in this definition, investments by us or any Restricted Subsidiary in a Securitization Special Purpose Entity or any investment or borrowing by a Securitization Special Purpose Entity in or from any other Person, in each case, as part of, pursuant to or in connection with a Qualified Securitization Transaction, including contributions of Securitization Assets to a Securitization Special Purpose Entity, the retention of interests in Securitization Assets contributed, sold, conveyed, transferred or otherwise disposed of to a Securitization Special Purpose Entity and investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness.
The term “Indebtedness” shall not include Customer Finance Program Obligations.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; a rating equal to or higher than BBB- (or the equivalent) by S&P; a rating equal to or higher than BBB- (or the equivalent) by Fitch; and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Issue Date” means, with respect to any series of securities, the first date on which securities of such series are issued under the Indenture.

“Lien” means any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Permitted Liens”, with respect to any Person, means:
:

(a)
Liens securing Indebtedness (including Capitalized Lease Obligations) incurred to finance the construction, purchase, replacement or lease of, or repairs, improvements or additions to, property (whether through the direct purchase of assets or property or the Capital Stock of any Person owning such assets or property) of such Person (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom); provided, however, that the Lien may not extend to any other assets or property owned by such Person or any of its Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, replacement, repair, improvement, addition or commencement of full operation of the assets or property subject to the Lien;

(b)
Liens on assets, property or shares of Capital Stock (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) of another Person at the time such other Person becomes a Restricted Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Restricted Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);

Exhibit 4.1

(c)
Liens on assets or property (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) at the time such Person or any of its Restricted Subsidiaries acquires the assets or property, including any acquisition by means of a merger or consolidation with or into such Person or a Restricted Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Restricted Subsidiaries acquired such assets or property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);

(d)	Liens on the property of us or any of our Restricted Subsidiaries in favor or at the request of the United States or any State or territory thereof, or any department, agency or instrumentality or political subdivision of the United States or any State or territory thereof (including Liens to secure indebtedness of the pollution control or industrial revenue bond type), in order to permit us or a Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any tender, bid, contract, regulation or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;
(e)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to us or another Restricted Subsidiary;
(f)	Liens existing on the Issue Date;
(g)
Liens to secure any extension, renewal, refinancing or replacement (or successive extensions, renewals, refinancings or replacements) in whole or in part of Indebtedness secured by any Lien permitted by clauses (a) through (f) above or clause (l) below; provided, however, that (i) such new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount of the Indebtedness so secured at the time of such extension, renewal, refinancing or replacement, and (B) an amount necessary to pay any fees, commissions, discounts and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(h)	Liens under industrial revenue, municipal, economic development or similar tax-advantaged financings (including bonds and loan agreements);
(i)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;
(j)	any interest or title of a lessor under any operating lease;
(k)	any Lien on shares of Capital Stock of any Securitization Special Purpose Entity, Liens on assets transferred to a Securitization Special Purpose Entity or on assets of a Securitization Special Purpose Entity and Standard Securitization Undertakings, in any case incurred as part of, pursuant to or in connection with a Qualified Securitization Transaction; and
(l)	in addition to Liens (and related Indebtedness) permitted under clauses (a) through (k) of this definition, Liens securing Indebtedness (including Attributable Debt in respect of Sale and Leaseback Transactions) in an aggregate principal amount (together with the aggregate principal amount of all outstanding refinancing Indebtedness incurred pursuant to clause (g) above in respect of Indebtedness initially incurred pursuant to this clause (l)) at any one time outstanding not to exceed 15.0% of Consolidated Net Tangible Assets (measured, for purposes of this clause (l), solely at the time of the incurrence of the Indebtedness secured by such a Lien).

Exhibit 4.1

“Principal Property” means any manufacturing facility of us or any Restricted Subsidiary, whether now owned or hereafter acquired, other than any property which, in the opinion of the board of directors, is not of material importance to the business conducted by us and our Restricted Subsidiaries as a whole.

“Qualified Securitization Transaction” means any transaction or series of transactions entered into by us or any Restricted Subsidiary pursuant to which we or such Restricted Subsidiary contribute, sell, convey, grant a security interest in or otherwise transfer to a Securitization Special Purpose Entity, and such Securitization Special Purpose Entity contributes, sells, conveys, grants a security interest in or otherwise transfers to one or more other Persons, any Securitization Assets (whether now existing or arising in the future) or any beneficial or participation interests therein.

“Rating Agencies” means:

(i) each of Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors (“Moody’s”), Fitch Ratings, Inc., and its successors (“Fitch”), and S&P Global Ratings, a division of S&P Global Inc., and its successors (“S&P”); and

(ii) if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act that is selected by us as a replacement for Moody’s, S&P, Fitch or all of them, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Company, (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (b) that owns any Principal Property.

“Sale and Leaseback Transaction” means the sale or transfer of any Principal Property owned or leased by the Company or any Restricted Subsidiary of the Company to any Person that leases back such Principal Property to the Company or a Restricted Subsidiary.

“Securitization Assets” means (a) all receivables, inventory or royalty or other revenue streams contributed, sold, conveyed, granted or otherwise transferred as part of, pursuant to or in connection with asset securitization transactions by us or any Restricted Subsidiary pursuant to agreements, instruments and other documents relating to any Qualified Securitization Transaction, (b) all assets related to such receivables, inventory or royalty or other revenue streams, including rights arising under the contracts governing or related to such receivables, inventory or royalty or other revenue streams, rights in respect of collateral and Liens securing such receivables, inventory or royalty or other revenue streams and all contracts and contractual and other rights, guarantees and other credit support in respect of such receivables, inventory or royalty or other revenue streams, any proceeds of such receivables, inventory or royalty or other revenue streams and any lockboxes or accounts in which such proceeds are deposited, spread accounts and other similar accounts (and any amounts on deposit therein) established as part of, pursuant to or in connection with a Qualified Securitization Transaction, any warranty, indemnity, repurchase, dilution and other claim, arising out of the agreements, instruments and other documents relating to such Qualified Securitization Transaction and other assets that are transferred or in respect of which security interests are granted in connection with asset securitizations involving similar assets, and (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (a) and (b).

“Securitization Special Purpose Entity” means a Person (including, without limitation, a Restricted Subsidiary) created in connection with the transactions contemplated by a Qualified Securitization Transaction, which Person engages in no business or activities other than in connection with the acquisition, disposition and financing of Securitization Assets and any business or activities incidental or related thereto and holds no assets other than Securitization Assets and other assets incidental or related to such Qualified Securitization Transaction.

Exhibit 4.1
“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by us or any Subsidiary (other than a Securitization Special Purpose Entity) that, taken as a whole, are customary in connection with a Qualified Securitization Transaction.

Events of Default

The Indenture defines the following as events of default with respect to the Notes:

•	a default in payment of any interest installment due on the Notes, and continuance of such default for a period of 30 days;
•	a default in payment of principal or premium, if any, on any of the Notes;
•	a default in performance of any other covenant applicable to the Notes for 90 days after notice to us by the Trustee, or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding securities of such series;
•
default by us or any Restricted Subsidiary under any Indebtedness for money borrowed of us or any Restricted Subsidiary having an aggregate principal amount equal to $110.0 million, whether such Indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; provided, however, that such acceleration shall not have been rescinded or annulled within 10 days after written notice is given to us by the Trustee or to the Company and the Trustee by holders of at least 25% of the outstanding principal amount of the Notes as provided in the Indenture; provided further that prior to any declaration of the acceleration of the Notes as provided in the Indenture, an event of default under this clause will be remedied, cured or waived without further action on the part of either the Trustee or any of the holders if the default under such other Indebtedness is remedied, cured or waived; or

•	certain events of our bankruptcy, insolvency, and reorganization.

If an event of default, other than events relating to our bankruptcy, insolvency and reorganization, occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Notes may declare the principal of all the Notes to be due and payable immediately. If an event of default relating to our bankruptcy, insolvency and reorganization occurs and is continuing, the principal, premium, if any, and accrued but unpaid interest on all outstanding Notes shall automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable. Prior to any declaration accelerating the maturity of any Notes (and, subject to conditions, after a declaration accelerating the maturity of any Notes but before any judgment or decree for the payment of the moneys due shall have been obtained or entered), the holders of a majority of the aggregate principal amount of the outstanding Notes may waive such default, except a default in the payment of principal of, or premium, if any, or interest on the Notes.

The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during any event of default to act with the required standard of care, to be indemnified by holders of the Notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture also provides that the holders of a majority of the aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes, subject to certain exceptions.

The Indenture contains a covenant requiring us to file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

Modification of the Indenture

Exhibit 4.1
The Indenture permits us and the Trustee, without the consent of the holders of the Notes, to execute supplemental indentures for the following purposes:

•	to provide for a successor to us in accordance with the Indenture;
•	to make any change that would provide any additional rights or benefits to the holders of the Notes;
•	to cure any ambiguity or to correct or supplement any provision in the Indenture or in any supplemental indenture that is defective or inconsistent with the Indenture or any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the holders of the Notes in any material respect;
•	to provide for a successor Trustee;
•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
•	to conform the text of the Indenture or the terms of the Notes to the “Description of the Notes” section in the applicable prospectus supplement for each series of the Notes; and
•	to make certain other changes specified in the Indenture.

The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Notes, except that no such supplemental indenture may:

•	extend the fixed maturity of the Notes;
•	reduce the rate or extend the time of payment of any interest on the Notes;
•	reduce the principal amount of or any premium on the Notes;
•	change the currency of payment of the Notes;
•
waive a default or event of default in the payment of principal of or any premium or interest on the Notes issued under the Indenture (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

•
reduce the amount payable upon the redemption of any note or accelerate the time at which such note may be redeemable as described above under “-Optional Redemption”(it being understood that the provisions described above under “-Certain Covenants-Offer to Repurchase Notes Upon Change of Control Triggering Event” and the related definitions are not subject to this clause); or

•
impair the rights of the holder of the Notes to institute suit for the enforcement of any payment of principal, premium or interest, if any, on the Notes, in each case without the consent of the holder of each Note so affected. Further, no such supplemental indenture may reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all outstanding Notes.

Satisfaction and Discharge; Legal Defeasance and Covenant Defeasance

The Indenture provides that we, at our option, will be discharged from any and all obligations in respect of the Notes (except for certain obligations such as obligations to (a) register the transfer or exchange of securities, (b) replace stolen, lost or mutilated securities; and (c) maintain paying agencies) if at any time, we (i) have paid or caused to be paid the principal of and premium, if any, and interest on the Notes as and when the same shall have become due and payable, (ii) we have delivered to the Trustee for cancelation all of the Notes theretofore authenticated (other than any Notes which have been destroyed, lost or stolen and which have been replaced or paid) or (iii) (x) all such Notes not theretofore delivered to the Trustee for cancelation have become due and payable, or

Exhibit 4.1
are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption and (y) we irrevocably deposit with the Trustee, in trust, cash or government securities that are sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bankers, without consideration of any reinvestment of interest, to pay the principal of, or interest and premium, if any, on the outstanding Notes issued thereunder on the dates such installments of interest or principal are due.

We may, at our option and at any time, elect to have all of our obligations discharged with respect to the Notes and the Indenture (“legal defeasance”) except for:

•	the rights of holders to receive payments in respect of the principal of, or interest or premium, if any, on the Notes when such payments are due from the trust referred to below;
•	our obligations to (a) register the transfer or exchange of securities, (b) replace stolen, lost or mutilated securities; and (c) maintain paying agencies;
•	the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and
•	the legal defeasance provisions of the Indenture.

We may, at our option and at any time, elect to have our obligations terminated with respect to the Notes under various covenants applicable to the Notes, including those described under “-Certain Covenants-Limitation on Liens”, “-Certain Covenants-Limitation on Sale and Leaseback Transactions”, “-Certain Covenants-Consolidation, Merger or Sale of Assets”, “-Certain Covenants-Offer to Repurchase Notes Upon Change of Control Triggering Event” and the operation of the event of default in connection with such failure to comply with such covenants and the cross-acceleration event of default described in the fourth bullet under “-Events of Default” (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

•
we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash or government securities that are sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bankers, without consideration of any reinvestment of interest, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated dates for the payment thereof or on the applicable redemption date;

•
in the case of legal defeasance, we have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) we have received from, or there has been published by, the IRS a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•
in the case of covenant defeasance, we have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•
no event of default and no event which after notice or lapse of time, or both, would become an event of default has occurred and is continuing on the date of such deposit (other than an event of default or event which after notice or lapse of time, or both, would become an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

Exhibit 4.1

•
such legal defeasance or covenant defeasance will not constitute an event of default or an event which after notice or lapse of time, or both, would become an event of default under the Indenture (other than an event of default or event which after notice or lapse of time, or both, would become an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we or any of our Restricted Subsidiaries is a party or is bound; and

•
we must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Concerning the Trustee

The Trustee under the Indenture is U.S. Bank National Association. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, the Trustee and its affiliates. Neither the Trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any rating event has occurred.